Exhibit 10.20

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of January 27, 2005, and is made by and between Accelrys, Inc., a Delaware corporation (“Sublessor”), and QUALCOMM Incorporated, a Delaware corporation (“Sublessee”).  Sublessor and Sublessee hereby agree as follows:

1.     Recitals:  This Sublease is made with reference to the fact that San Diego Tech Center, LLC, predecessor in interest to Calwest Industrial Holdings, LLC, a Delaware limited liability company, as landlord (“Master Lessor”), and Sublessor, formerly known as Molecular Simulations Inc., as tenant, entered into that certain Office Building Lease, dated as of October 23, 1998, as amended by that certain First Amendment to Lease dated as of August 31, 1999 and that certain Second Amendment to Lease dated as of June 14, 2002 (as amended, the “Master Lease”), with respect to premises consisting of approximately 76,635 square feet of space, located at 9685 and 9725 Scranton Road, San Diego, California (the “Premises”).  A copy of the Master Lease is attached hereto as Exhibit A.

2.     Premises:  Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, all of the Premises.  Sublessee hereby acknowledges and agrees that Sublessee shall remove from the Premises, prior to delivery of the Premises to Sublessee, the furniture and cubicles located therein, and that such furniture and cubicles will not be part of the Premises.  The effectiveness of this Sublease shall be subject to Sublessor obtaining the written consent of the Master Lessor to this Sublease as set forth in Section 18 below.  Pursuant to this Sublease, Sublessee also shall have the right to use the Building Common Areas and the Project Common Areas as provided in the Master Lease, including, without limitation, not less than 3.1 spaces per thousand square feet of rentable area in the Premises.  All parking shall be free throughout the Sublease Term.

3.     Term:

A.          Term.  Sublessor shall deliver the Premises to Sublessee in the condition described in Section 6 below upon full execution of this Sublease and receipt of Master Lessor’s consent to this Sublease.  The term (the “Term”) of this Sublease shall be for the period commencing on the last to occur of (a) February 1, 2005, (b) the date Sublessor delivers possession of the Premises as required above and (c) the date Master Lessor’s consent to this Sublease is received as provided in Section 18 below (the “Commencement Date”) and ending on December 31, 2006 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms.  So long as Sublessee is not in default under this Sublease beyond any applicable cure period, Sublessor shall not exercise any right of Sublessor to terminate the Master Lease or otherwise voluntarily terminate the Master Lease.

B.            Early Entry.

(i)            Commencing upon execution and delivery of this Sublease by both Sublessor and Sublessee, Sublessee’s representatives may enter the Premises at times reasonably scheduled in advance with Sublessor to inspect the Premises and to make plans for Sublessor’s alterations to and occupancy of the Premises.  Such entry shall be subject to Sublessor’s reasonable security and insurance requirements.  Sublessee shall indemnify, defend, protect and hold harmless Sublessor and Master Lessor from any losses, costs, claims, liabilities or damages due to such entry.

(ii)           Sublessee shall also have the right to enter the Premises following Sublessor’s delivery of the Premises to Sublessee and receipt of Master Lessor’s consent thereto to install tenant improvements, cabling, security systems, furniture, fixtures and equipment therein and thereon.  Sublessee may not make any such improvements, alterations or installations without the prior written consent of Sublessor and Master Lessor and except in compliance with the terms of Section 10 hereof.  Such occupancy shall be subject to all of the provisions of this Sublease, except for the obligation to pay Base Rent, Building Expenses and Project Expenses (as defined below); and shall not advance the Expiration Date of this Sublease.

C.            No Option to Extend.  The parties hereby acknowledge that the expiration date of the Master Lease is December 31, 2006 and that Sublessee has no option to extend the Term of this Sublease.

4.     Rent:

A.            Base Rent.  Sublessee shall pay to Sublessor as base rent for the Premises for each month during the Term the amount of Fifty-Seven Thousand Four Hundred Seventy-Six and 25/100 Dollars ($57,476.25) per month (“Base Rent”).  Base Rent shall be paid on or before the first (1st) day of each month.  Base Rent and “Tenant’s Building Share” of “Building Expenses” and “Tenant’s Project Share” of “Project Expenses”, as defined in the Master Lease, for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month.  Except as expressly set forth in this Sublease or the Master Lease, as incorporated herein, Base Rent shall be payable without notice or demand and, except as expressly set forth in this Sublease or the provisions of the Master Lease, as incorporated herein, without any deduction, offset, or abatement, in lawful money of the United States of America.  Base Rent and Additional Rent shall be paid directly to Sublessor at 10188 Telesis Court, Suite 100, San Diego, California  92121, Attention:  Accounts Receivable, or such other address as may be designated in writing by Sublessor.

B.            Additional Rent.  All monies other than Base Rent required to be paid by Sublessee to Sublessor under this Sublease shall be deemed “Additional Rent”.  Except as provided below, and provided that Sublessor has provided to Sublessee at least thirty (30) days prior written notice of such amounts so due (which notice may be given one time for recurring payments, provided such notice specifies the recurring nature of the payments), Sublessee shall pay to Sublessor as and when due under the Master Lease “Tenant’s Building Share” of “Building Expenses” and “Tenant’s Project Share” of “Project Expenses” (as such terms are defined in the Master Lease) to the extent such Building Expenses and Project Expenses actually accrued and were so paid by Sublessor during the Term of this Sublease.  In addition, within thirty (30) days of the date Sublessor has provided to Sublessee written notice of such amounts so due (and prior to delinquency as to bills Sublessee receives directly from the taxing authority or utility company), Sublessee will be responsible for the payment of “Tenant’s Taxes” (as described in Section 28.1 of the Master Lease) attributable to the Term and Sublessee’s share of charges for the consumption of electricity and other utilities supplied to the Building, to the extent not included within Building Expenses under the Master Lease.  Upon written request by Sublessee, and provided Sublessee reimburses Sublessor for any costs required to be paid to Master Lessor under Section 5.5 of the Master Lease, Sublessor shall request copies of Master Lessor’s records relating to Building Expenses and Project Expenses and shall permit Sublessee to audit the records of Sublessor and, subject to Master Lessor’s consent (which consent must be included in Master Lessor’s consent to this Sublease, unless waived by Sublessee under Section 18 below), of Master Lessor to the extent permitted under Section 5.5 of the Master Lease with respect to the same.  Upon written request of Sublessee, Sublessor shall provide to Sublessee copies of all statements and other materials received from Master Lessor with respect to the payment of any Building Expenses or Project Expenses or other similar sums due under the Master Lease.  Notwithstanding anything herein to the contrary, in no event shall Sublessee be required to pay as part of Building Expenses or Project Expenses for any costs for capital improvements or repairs except to the extent expressly required under the Master Lease and then only to the extent of the amortization of the cost of such capital improvement over its useful life.  Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”.

C.            Payment of First Month’s Rent.  On or prior to the Commencement Date, Sublessee shall pay to Sublessor the sum of Fifty-Seven Thousand Four Hundred Seventy-Six and 25/100 Dollars ($57,476.25), which shall constitute Base Rent for the first month of the Term.  No security deposit shall be required from Sublessee under this Sublease.

5.     Holdover:  The parties hereby acknowledge that the expiration date of the Master Lease is December 31, 2006, and that it is therefore critical that Sublessee surrender the Premises to Sublessor no later than the Expiration Date in accordance with the terms of this Sublease.  In the event that Sublessee does not surrender the Premises by the Expiration Date in accordance with Section 14 hereof, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all losses, costs, claims, liabilities and damages resulting from Sublessee’s delay in surrendering the Premises and pay Sublessor holdover rent as provided in Section 30.10 of the Master Lease.  Notwithstanding the foregoing, if, prior to the Expiration Date, Sublessee enters into an agreement with Master Lessor to occupy the Premises immediately following the Expiration Date, then (i) Sublessee shall not be required to vacate the Premises on the Expiration Date, and (ii) Sublessor shall be deemed to have waived its right and option under the Master Lease to extend the term of the Master Lease beyond the Expiration Date.

6.     Condition/Repairs:  Sublessor shall deliver the Premises to Sublessee in “broom clean”, vacant condition.  Except as provided below, the parties acknowledge and agree that Sublessee is subleasing the Premises on an “as is” basis, and that Sublessor has made no representations or warranties with respect to the condition of the Premises as of the Commencement Date except as set forth in this paragraph.  Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease.  Sublessor represents that it has no actual knowledge of (i) any Building mechanical, HVAC, plumbing, electrical and other utility system that is not in good operating condition, nor (ii) the presence or existence of Hazardous Materials (as defined in the Master Lease) in or about the Building or Premises, except as specifically disclosed in Section 23 below.  Sublessor hereby assigns to Sublessee, and agrees to cooperate with Sublessee in the enforcement of, any rights of Sublessor in and to any and all warranties and guarantees relating to the Master Lease, the Premises or the equipment or improvements therein.  Sublessee shall comply with all laws and regulations relating to Sublessee’s use of the Premises, except that Sublessee shall not be required to make or pay for any improvements to the Premises or the Project required by applicable laws (i) other than to improvements installed by Sublessee following the date of this Sublease and (ii) except as may be related to or triggered by Sublessee’s particular use of the Premises, including any use other than general office use and including any alterations performed by or at the request of Sublessee or any governmental permits or approvals requested by Sublessee.  Sublessor hereby agrees to indemnify, defend and hold Sublessee harmless from and against any loss, cost, damage, liability, claim or expense (including reasonable attorneys’ fees and court costs) arising from or relating to any Hazardous Materials located in, on or below the Premises as of the date of delivery of physical possession of the Premises to Sublessee that were released or emitted by Sublessor or its agents, employees or contractors.

7.     Assignment and Subletting:  Sublessee may not assign this Sublease, sublet the Premises, transfer any interest of Sublessee therein or permit any use of the Premises by another party (collectively, “Transfer”), without the prior written consent of Sublessor and Master Lessor, which consent of Sublessor and Master Lessor shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Sublessee may, without Sublessor’s consent (but with notice to Sublessor and Master Lessor), Transfer all or a portion of the Premises to an affiliate or subsidiary of Sublessee, or any successor to substantially all of the assets of any of QUALCOMM’s business divisions.  Any Transfer shall be subject to the terms of Section 18 of the Master Lease, as incorporated into this Sublease and as modified by the terms of this Section 7.  No transfer of shares or interests in Sublessee shall require Sublessor’s consent under this Sublease.  Provided Master Lessor has agreed to the same (which agreement must be included in Master Lessor’s consent to this Sublease, unless waived by Sublessee under Section 18 below), no transfer of shares or interests in Sublessee shall constitute a Transfer for purposes of this Sublease.

8.     Use:

A.            Permitted Use; Utilities.  Sublessee may use the Premises only for general office use and, with the prior written consent of Master Lessor (which consent must be included in Master Lessor’s consent to this Sublease, unless waived by Sublessee under Section 18 below), software research and design engineering, light assembly and computer labs and other uses permitted under applicable zoning.  Sublessee shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day, subject to the terms of the Master Lease.  Subject to Master Lessor’s consent (which consent must be included in Master Lessor’s consent to this Sublease, unless waived by Sublessee under Section 18 below), Sublessee shall have control over the HVAC system, without any additional charge (other than additional utility service charged by a third party provider) for after-hours HVAC or other utility services, except to the extent Master Lessor assesses such charge under the Master Lease (which charge must be waived in Master Lessor’s consent to this Sublease, unless waived by Sublessee under Section 18 below).  Subject to the prior written consent of Master Lessor (which consent may be included in Master Lessor’s consent to this Sublease), Sublessee may reasonably select its own energy service provider for electrical or other utility service to the Premises.

B.            Hazardous Materials.  Without the prior written consent of Master Lessor (which consent must be included in Master Lessor’s consent to this Sublease, unless waived by Sublessee under Section 18 below), Sublessee shall not use, store, transport or dispose of any Hazardous Material in or about the Premises except to the extent such Hazardous Materials are customarily kept or used by typical office tenants and are kept, used and disposed of in strict compliance with applicable laws.  Sublessee shall indemnify, defend, protect and hold Sublessor and Master Lessor harmless from and against all claims, losses, costs, damages and liabilities, to the extent caused by the release, disposal, discharge or emission of Hazardous Materials on or about the Premises by Sublessee or its agents, contractors, or employees.

9.     Delivery:  If, within thirty (30) days of the execution of this Sublease by Sublessee, Sublessor fails, for any reason whatsoever, to either (i) deliver possession of the Premises to Sublessee in the condition described in Section 6 above or (ii) obtain and deliver to Sublessee Master Lessor’s written consent to this Sublease as described in and subject to the terms of Section 18 below, then Sublessee may elect to terminate this Sublease by delivering written notice thereof to Sublessor within thirty (30) days after the expiration of such thirty (30) day period and Sublessor shall return all deposits paid by Sublessee.

10.   Improvements:  No alteration or improvements shall be made to the Premises, except in accordance with the terms of the Master Lease, as modified by Master Lessor’s consent to this Sublease, and, except as expressly set forth below to the contrary, with the prior written consent of both Master Lessor and Sublessor, which consent of Sublessor shall not be unreasonably withheld.

(a)           Sublessee intends to install tenant improvements, cabling, communications equipment, security systems, and equipment within the Premises, subject to Master Lessor’s and Sublessor’s consent, which consent shall not be unreasonably withheld or delayed except as provided in Section 10.1 of the Master Lease.

(b)           Except as permitted above, and except for painting, carpeting and other cosmetic alterations (provided Master Lessor has waived its right to consent to the same), no alteration or improvements shall be made to the Premises, except with the prior written consent of both Master Lessor and Sublessor, which consent of Sublessor and Master Lessor shall not be unreasonably withheld or delayed except as provided in Section 10.1 of the Master Lease.  All alterations and improvements must be made in accordance with laws.  The architect, contractor and project manager used by Sublessee shall also be subject to the prior written of Master Lessor, which consent shall not be unreasonably withheld or delayed.   Sublessee shall not be required to pay Sublessor any supervisory fee (except any such fee required by Master Lessor under the Master Lease, which fee may be waived in Master Lessor’s consent to this Sublease) relating to Sublessee’s alterations or improvements.  Sublessor shall cooperate with Sublessee (at Sublessee’s cost) in Sublessee’s efforts to obtain the approval of Master Lessor and any required approval of any governmental agency or entity in connection with any alterations or installations proposed by Sublessee.  If Master Lessor desires that any alteration or improvement by Sublessee be removed by Sublessee on the Expiration Date, then Master Lessor shall so notify Sublessee at the time Master Lessor grants its approval for such alteration or improvement.  Unless required by Master Lessor (which requirement must be waived in Master Lessor’s consent to this Sublease, unless waived by Sublessee under Section 18 below), in no event shall Sublessee be required to remove or change cosmetic alterations to the Premises.

11.   Insurance:  During the Term, Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost and expense, the insurance required under Sections 16.1-16.3 of the Master Lease, as incorporated herein.  Notwithstanding anything in Section 16.3 of the Master Lease to the contrary, provided Master Lessor consents to the same (which consent must be included in Master Lessor’s consent to this Sublease, unless waived by Sublessee under Section 18 below), such insurance shall be issued by such companies as are customarily carried by Sublessee with respect to other properties leased by Sublessee.  Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy.

12.   Default:  Sublessee shall be in default of its obligations under this Sublease if Sublessee fails to perform any of its obligations under this Sublease within the notice and cure periods set forth in Section 20.1 of the Master Lease, as incorporated herein.

13.   Remedies:  In the event of any default by Sublessee, Sublessor shall have all remedies provided pursuant to Section 20.2 of the Master Lease, or incorporated herein, and by applicable law.  Similarly, any remedy granted to Sublessor under the Master Lease, as incorporated herein, may be exercised by Sublessee under this Sublease.  Upon the occurrence of any damage, destruction or other circumstance in which the rent paid by Sublessor under the Master Lease is abated or reduced pursuant to the terms thereof, the rent payable by Sublessee hereunder also shall be similarly, proportionately abated.  In the event of any litigation between Sublessee and Sublessor to enforce any provision of this Sublease or otherwise with respect to the subject matter hereof, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees and court costs, incurred therein by the successful party.  Such fees shall include, without limitation, any fees and costs incurred in connection with any bankruptcy or other similar proceeding.

14.   Surrender:  Prior to expiration or early termination of this Sublease, Sublessee shall remove all of its trade fixtures and shall surrender the Premises to Sublessor in the condition received by Sublessee, except for ordinary wear and tear, cosmetic alterations and other alterations approved by Master Lessor that Master Lessor has not properly required be removed.  If the Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all costs incurred by Sublessor in returning the Premises to the required condition.  In no event shall Sublessee be required to remove any alterations or improvements not installed or made by Sublessee.

15.   Broker:  Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen other than The Staubach Company-San Diego, Inc., representing Sublessee, and CB Richard Ellis, representing Sublessor, in connection with this transaction.  Sublessor shall be responsible for the payment of commissions due Sublessor’s broker, pursuant to a separate written agreement between Sublessor and Sublessor’s broker, and due The Staubach Company-San Diego, Inc., pursuant to that certain commission agreement dated as of September 24, 2004 between Sublessor and The Staubach Company-San Diego, Inc.  Except for the commissions provided above, which shall be the responsibility of Sublessor, each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such other agent, broker, salesman, or finder.

16.   Notices:  Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below their signatures at the end of this Sublease.  All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid).  Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

17.   Other Sublease Terms:

A.            Incorporation by Reference.  Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (iii) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor’s reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor’s performance; (iv) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Lease, except as otherwise provided herein, Sublessee shall have one (1) business day less to perform the obligation, including, without limitation, curing any defaults; (v)  in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (vi) all payments shall be made to Sublessor; (vii) all “profit” under subleases and assignments shall be paid to Sublessor; (x) references to “Alterations” in Sections 16.1 and 28 shall refer to alterations constructed by Sublessor or Sublessee; and (xi) the reference in Section 30.10 to “Rent” shall mean Rent under the Master Lease.

Notwithstanding the foregoing, any provisions of the Master Lease that conflict with the terms or provisions otherwise set forth in this Sublease shall not apply as between Sublessor and Sublessee.  Without limitation of the foregoing sentence or the foregoing paragraph, (a) the following provisions of the Master Lease shall not be incorporated herein:  Basic Lease Terms, Introductory Paragraph, Sections 1, 2.1 (the first two sentences), 2.5 (after the first reference to “feet” through the last reference to “feet”), 3, 4, 5.1(e) and (f) (the first three sentences of each), 5.3 (after the first reference to “Commencement Date” through the first reference to “respectively”), 6, 7, 9.1 (the first sentence), 9.4 (the first sentence), 20.1 (the last sentence), 20.4, 20.5 (the last sentence), 24, 29, 30.2, 30.4 (after the first reference to “assigns”), 30.8 (the first sentence), 30.12, 30.17 (the second paragraph), 31-34 and 35 (the first two sentences), Exhibit D, First Amendment to Lease and Second Amendment to Lease (except Section 3); (b) references in the following provisions to “Landlord” shall mean Master Lessor only:  Sections 2.1-2.4, 5.1-5.3, 8, 9.2, 9.4 (references in parenthesis), 11.1 (the second and third sentences), 11.2, 15.1-15.5, 16.5, 17, 19.1-19.4, 27 (the first sentence), 35 and 36; (c) references in the following provisions to “Landlord” shall mean Master Lessor and/or Sublessor:  Section 12-14 and 30.17; (d) references in Section 16.3 (except the two references in the fourth sentence) shall mean Master Lessor and Sublessor; and (e) references in Section 5.1(c)(iv) and (d)(ix) to “Lease” shall mean the Master Lease.

B.            No Violation of Master Lease.  This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder.  The right of Sublessee to occupy and use Premises under this Sublease is subject to the restrictions and limitations on use set forth in the Master Lease, as modified hereby or by Master Lessor’s consent hereto.  Sublessee agrees that it shall not take any action, or use the Premises in any way, that will constitute a default under the applicable terms of the Master Lease.  Sublessor agrees to perform all of its obligations under the Master Lease to the extent the same are not the responsibility of Sublessee under this Sublease and not to modify or terminate the Master Lease, throughout the term of this Sublease.  Sublessor will exercise due diligence (at Sublessee’s cost) to cause the Master Lessor to perform its obligations under the Master Lease for the benefit of Sublessee.  To the extent any approval or consent is required to be obtained by Sublessee from Master Lessor, Sublessor shall promptly cooperate with Sublessee in obtaining such approval or consent from Master Lessor.

C.            Early Termination.  In the event the Master Lease is terminated pursuant to the terms thereof, this Sublease shall terminate simultaneously with such termination.  In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control.  In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of the Sublease shall prevail.

18.   Conditions Precedent:  This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor, which consent must contain the elements set forth in Exhibit B attached hereto.  If Sublessor fails to obtain such Master Lessor’s consent within thirty (30) days after execution of this Sublease by Sublessee, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof, and Sublessor shall return to Sublessee any deposit previously received by Sublessor from Sublessee under this Sublease; provided, however, that Sublessee may waive the requirement that Master Lessor’s consent contain all or some of the elements set forth in Exhibit B attached hereto.  In addition, Sublessor shall use commercially reasonable efforts to cause Master Lessor and Master Lessor’s lender to provide Sublessee with a commercially reasonable nondisturbance agreement.  If Sublessor fails to obtain such commercially reasonable nondisturbance agreement from Master Lessor and Master Lessor’s lender within thirty (30) days after execution of this Sublease by Sublessee, then Sublessee may terminate this Sublease by giving Sublessor written notice thereof, and Sublessor shall return to Sublessee any deposit previously received by Sublessor from Sublessee under this Sublease.  The conditions and termination rights in this Section 18 shall be deemed waived by Sublessee upon (i) Sublessee’s execution or written approval of Master Lessor’s consent (which consent does not include all of the items described in this section) or (ii) Sublessee’s failure to terminate this Sublease within sixty (60) days after Sublessee’s execution of this Sublease if Sublessor fails to obtain Master Lessor’s consent with all the elements described herein or the required nondisturbance agreements within thirty (30) days after Sublessee’s execution of this Sublease.

19.   Authority to Execute:  Sublessee and Sublessor each represent and warrant to the other that each person executing this Sublease on behalf of each party is duly authorized to execute and deliver this Sublease on behalf of that party.

20.   Indemnity:  Sublessee agrees to indemnify and save the Sublessor harmless from all claims (including costs and expenses of defending against such claims) arising from any act or omission of Sublessee or Sublessee’s agents, employees, contractors, or invitees occurring during the Term, in, on or about the Premises, unless such claims are caused by, or are the result of, the intentional misconduct or negligence of Sublessor or Master Lessor or any of Sublessor’s or Master Lessor’s agents, employees, contractors or invitees.  Sublessor in turn agrees to indemnify and save Sublessee harmless from all claims (including costs and expenses of defending against such claims) arising from any act or omission of Sublessor or Sublessor’s agents, employees, contractors or invitees, occurring during the Term, in, on or about the Premises unless such claims are caused by, or are the result of, the intentional misconduct or negligence of Sublessee or any of Sublessee’s agents, employees, contractors or invitees.

21.   Signage:  Subject to Master Lessor’s prior written approval thereof, and Sublessee’s compliance with all laws and all of Master Lessor’s requirements in connection therewith pursuant to the terms of the Master Lease, Sublessee shall be entitled to install, at Sublessee’s sole cost, signage in all of the locations in which Sublessor is entitled to signage under the Master Lease.  Subject to Master Lessor’s prior written approval thereof, and Sublessee’s compliance with all laws and all of Master Lessor’s requirements in connection therewith pursuant to the terms of the Master Lease, Sublessee may also install, at Sublessee’s sole cost, building-top signage.  Sublessee shall be solely responsible for all costs to fabricate, permit, install, maintain and remove all such signage installed by Sublessee.

22.   Roof Rights; Generator:  Subject to Master Lessor’s prior written approval thereof, and Sublessee’s prompt compliance with all laws and all of Master Lessor’s conditions and requirements in connection therewith, Sublessee may install and maintain, at Sublessee’s sole cost, Sublessee’s telecommunications, satellite and antenna equipment on the roof of the Building above the Premises and a back-up generator (approximately 400 KW with an outdoor pad of 15’ W by 20’ L) adjacent to the Premises, both in locations and in accordance with specifications approved by Master Lessor.  Sublessee shall indemnify, defend, protect and hold harmless Sublessor and Master Lessor from all losses, costs, claims, liabilities and damages in connection with such roof equipment or generator.

23.   Asbestos Disclosure:  Sublessee acknowledges that it has been informed of the presence of asbestos in the project in which the Premises are located as set forth in Sections 30.1 and 37 of the Master Lease.

24.   Counterparts:  This Sublease may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same Sublease.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:	SUBLESSEE:

ACCELRYS, INC.,	QUALCOMM INCORPORATED,
a Delaware corporation	a Delaware corporation
By:	By:
Name:	Name:
Its:	Its:
Address:	Address:

10188 Telesis Court, Suite 100	QUALCOMM Incorporated
San Diego, CA 92121	Attn: VP Real Estate and Facilities
Attn.: Chief Financial Officer	5775 Morehouse Road
And	San Diego, CA 92121
Attn.: Facilities Director

EXHIBIT A

MASTER LEASE

EXHIBIT B

ITEMS TO BE INCLUDED IN MASTER LESSOR’S CONSENT

Master Lessor hereby acknowledges receipt of a copy of this Sublease, and consents to the subleasing of the Premises to QUALCOMM Incorporated.  Except as consented to below, the terms and provisions of the Sublease shall be subject and subordinate to the terms of the Master Lease and nothing herein shall be construed to release Accelrys, Inc. from any of its obligations or liabilities under the Master Lease.  In connection with the foregoing, Master Lessor specifically consents and agrees that:

1.             Sublessee may install tenant improvements, cabling, communications equipment, security systems, and equipment within the Premises, subject to Master Lessor’s consent, which consent shall not be unreasonably withheld or delayed, except as provided in Section 10.1 of the Master Lease.  In addition, Sublessee may elect to install telecommunications, satellite and antenna equipment on the roof of the building, as well as one or more UPS/Backup generators outside the building to serve the Premises.  Master Lessor shall have the right to approve the location(s) of such installations, which consent shall not be unreasonably withheld or delayed.  Master Lessor’s consent shall not be required for painting, carpeting and other cosmetic alterations by Sublessee and Master Lessor shall not require the removal of any alterations unless Master Lessor has so advised Sublessee and Sublessor in writing at the time Master Lessor approves the same.  Delawie Wilkes Rodrigues Barker, Mr. Chuck Nichols and Roel Construction are hereby deemed approved by Master Lessor as architect, project manager and contractor, respectively, for any such installations.  Sublessee shall not be required to pay Master Lessor a supervisory fee relating to Sublessee’s alterations or improvements in the Premises.  In no event shall Sublessee or Sublessor be required to remove or change cosmetic alterations to the Premises.

2.             Sublessee may use the Premises for general office use, software research and design engineering, light assembly and computer labs and other uses permitted under applicable zoning.  Sublessee may use Hazardous Materials in the Premises in the ordinary course of Sublessee’s business and consistent with such use; provided, however, that (i) Sublessee shall comply with all applicable laws and regulations in connection with such use and shall not release or dispose of any such Hazardous Materials in or about the Premises, and (ii) Sublessee shall indemnify, defend, protect and hold Master Lessor harmless from and against all claims, losses, costs, damages and liabilities, to the extent caused by the release, disposal, discharge or emission of Hazardous Materials on or about the Premises by Sublessee or its agents, contractors, or employees.

3.             Master Lessor represents and warrants that all Building mechanical, HVAC, plumbing, electrical and other utility systems are in good operating condition; provided that the term of such warranty shall expire on May 31, 2005.  If Sublessee does not give Sublessor notice within such warranty period setting forth with specificity the nature and extent of such malfunction or failure, correction of such malfunction or failure shall be the obligation of Sublessee at Sublessee’s sole cost and expense.

4.             Sublessee may, without Master Lessor’s consent (but with notice to Master Lessor), transfer all or a portion of the Premises to an affiliate or subsidiary of Sublessee, or any successor to substantially all of the assets of any of QUALCOMM’s business divisions, and no transfer of shares or interests in Sublessee shall constitute a transfer or assignment for purposes of the Master Lease.

5.             Sublessee shall have control over the regulation of the HVAC system serving the Premises, without any additional charge for after-hours HVAC or other utility services (other than actual utility costs charged by third party providers), and may select its own energy service provider for electrical and other utility services to the Premises.

6.             Sublessee shall have the right, at its own expense, to utilize its own employees to provide janitorial services to the Premises in lieu of janitorial services provided by Master Lessor.

7.             Master Lessor has reviewed and approved Sublessee’s proposed insurance coverage and such insurance, including, without limitation, the identity of the insurance company and the deductibles carried by Sublessee, is acceptable to Master Lessor, notwithstanding any provisions in the Master Lease to the contrary.

8.             Sublessee shall have the right to audit Master Lessor’s records as to Building Expenses and Project Expenses as permitted under Section 5.5 of the Master Lease.

9.             Master Lessor confirms that fiber optic facilities, conduit and services are available to and from the Premises and that Sublessee shall have access to and the right to use such facilities without additional cost or expense other than the cost incurred installing Sublessee’s facilities or costs incurred to third-party service providers.

10.           Master Lessor shall permit Sublessee to install, at Sublessee’s sole cost and expense, two (2) building top exterior, back-lit, building signs (the “Building Signs”) containing Sublessee’s name on the Building:

(a)           The Building Signs shall be consistent with the design and specifications as depicted on Exhibit B-1 attached hereto and incorporated herein by reference and may be located (i) on the southeast corner of the Building, and (ii) above the Building entrance on the east side of the Building;

(b)           The cost of designing, fabricating, installing and obtaining governmental approvals for the Building Signs shall be paid by Sublessee, at Sublessee’s sole cost and expense.  Master Lessor shall have the right to approve the contractor that installs the Building Signs and the contractor shall comply with all of Master Lessor’s policies and procedures relating to construction performed at the Building (e.g., insurance, safety etc.);

(c)           Sublessee shall maintain the Building Signs in good order and repair, at Sublessee’s sole cost and expense;

(d)           Sublessee’s right to install the Building Signs is subject to the issuance by the City of San Diego (the “City”) of any required approvals and permits for the installation of the Building Signs.  Master Lessor makes no representation or warranty that the City will permit the installation of the Building Signs;

(e)           Sublessee shall remove the Building Signs and repair any damage to the Building, at Sublessee’s sole cost and expense, upon the termination or expiration of the Sublease term;

(f)            Sublessee shall have the exclusive right to place exterior building signage on the Building.

11.           Sublessee shall have the right, at its sole cost and expense, to place its name on any monument signs that identify the occupant of the Premises or to construct a monument sign on or adjacent to the Premises and to place Sublessee’s name on such monument sign.  In addition, Sublessee shall have the right, at its sole cost and expense, to replace the name of Sublessor with its own name on any monument signs on which Sublessee’s name currently appears.  Master Lessor shall have the right to approve the size, design and location of any future monument signs constructed by Sublessee, in Master Lessor’s reasonable discretion, and all such signs shall be constructed at Sublessee’s sole cost and expense.

12.           Master Lessor hereby acknowledges that notices to Tenant under the Master Lease should be sent to 10188 Telesis Court, San Diego, CA  92121, Attn.:  General Counsel and Attn.:  Facilities Director.

MASTER LESSOR:

CALWEST INDUSTRIAL HOLDINGS, LLC,	Dated:
a Delaware limited liability company
By:
Its:

EXHIBIT B-1

SUBLESSEE’S SIGN SPECIFICATIONS